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
Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Keith P. Sattler,
Chairman
2605 WESTERN AVE.                            (509) 786-2404
SEATTLE, WA 98121                       Richard C. Emery,
President & CEO
(206) 448-1996                         (509) 467-6949
NEWS RELEASE                            Wes Colley,
AmericanWest Bank
                                             (509) 527-3800
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    RICHARD C. EMERY TO RETIRE FROM UNITED SECURITY BANCORP
         WES COLLEY ELECTED BANCORP PRESIDENT & CEO

  SPOKANE, WA-March 30, 2000-United Security Bancorporation (Nasdaq: USBN) today announced that Richard C. Emery has notified the Board of Directors of his intention to retire as President & CEO of the Bancorporation, effective June 1, 2000. Emery will complete his terms on the Boards of the holding company and individual subsidiary banks through the company's May 23 annual meeting, but will not stand for re-election. Each of the USBN's subsidiaries has separate Presidents and Boards.
  "Rich has contributed a great deal to United Security's expansion and we will miss him. He has helped us build a strong company that is well positioned to move forward for long-term growth." Noted Keith Sattler, Chairman. "We appreciate his willingness to help us through this transition period and wish him well in retirement."
  Emery joined USBN in November 1997 and was named President and CEO of the holding company in July 1998. He previously served as President and CEO of Pacific One Bank, Kennewick, Washington, and its predecessor, American National Bank, from its founding in 1981 until joining USBN. American National was acquired by First Hawaiian Corporation in July 1996.
  Wes Colley, President & CEO of USBN's American West Bank subsidiary, was named to succeed Emery as President & CEO of the fast-growing Central and Eastern Washington/Northern Idaho bank holding company. Colley was the founder of Walla Walla's Bank of the West, which was acquired by USBN in February 1999 and renamed AmericanWest Bank late last year. Through that process, he became USBN's largest individual shareholder.
  "Wes and I have been friends for many years and I believe he will provide fine leadership for the holding company," Emery said. "He built a highly profitable, high quality organization at his bank in Walla Walla and we expect that he can repeat that success on a larger scale. I have great respect for all the people of USBN and am happy to be leaving it in such capable hands."
  "My first priority will be to continue and expand Rich's efforts of improving profitability and efficiency by reducing expenses and increasing revenues" Colley noted.
"We intend to retain the individual identities of our community bank subsidiaries while consolidating as many back office operations-loan servicing, computers, accounting-as possible in order to achieve better economies of scale.
Rich has agreed to assist me in this transition and I look forward to using his extensive knowledge and experience." Colley and his family expect to move to the Spokane area in April.
  Founded in 1983, United Security Bancorporation has grown aggressively since going public in May 1995. At that time, the company had 10 branches, $185 million in total assets, $131 million in loans and $159 million in deposits. Fueled by mergers, acquisitions and internal
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growth, by December 31, 1999 USBN's assets had grown to $528 million, loans increased to $415 million, and deposits grew to $451 million. Since its acquisition of five Wells Fargo Bank branches in 1997, USBN has expanded to a holding company of five community commercial banks with 37 branches-35 in Central and Eastern Washington and two in Idaho. Its five banking subsidiaries include United Security Bank
(based in Spokane), Home Security Bank (based in Sunnyside), Bank of Pullman (based in Moscow, ID), Grant National Bank (based in Ephrata), and AmericanWest Bank (based in Walla Walla). USBN also provides full-line insurance services.

  Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risk and uncertainties, including a smooth Board transition, the effect of changing economic conditions, and other risk factors detailed in the Company's Securities and Exchange
Commission filings.

Note:  Transmitted on Business Wire at 2:32 p.m., March 30,
2000.